Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-138510
                                                              September 14, 2007

Pricing Supplement No. 2, Dated September 14, 2007
(to Prospectus dated December 1, 2006, as supplemented by Prospectus Supplement dated March 19, 2007)

                    Central Hudson Gas & Electric Corporation
                                  $140,000,000
                           Medium-Term Notes, Series F
                          Principal Amount: $33,000,000

Issue Price: 100%

Settlement Date (Original Issue Date): September 19, 2007

Maturity Date (Stated Maturity): September 1, 2017

Type of Note:

|X| Fixed Rate Note
|_| Zero Coupon Note

Form:

|X| Book-Entry
|_| Definitive Certificates

Authorized denominations: $1,000 and integral multiples thereof

CUSIP No: 15361G AR6

Interest Rate: 6.028% per annum

Interest Payment Dates: May 1 and November 1, and at maturity

Record Dates: April 15 and October 15

Initial Interest Payment Date: May 1, 2008

Redemption Terms (at option of the issuer):

|X| Not redeemable prior to Stated Maturity

|_| Redeemable in accordance with the following terms:

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Repayment Terms (at option of the holder):

|X| Not repayable prior to Stated Maturity

|_| Repayable in accordance with the following terms:

Sinking Fund Provisions:

|X| None

|_| Applicable in accordance with the following terms:

Agents and Principal Amounts placed:

         Banc of America Securities LLC                    $11,000,000
         J.P. Morgan Securities Inc.                       $11,000,000
         KeyBanc Capital Markets Inc.                      $11,000,000

Agent acting in capacity indicated below:

|X| As Agents

         Banc of America Securities LLC
         J.P. Morgan Securities Inc.
         KeyBanc Capital Markets Inc.

| | As Principal

The notes are being offered at the Issue Price set forth above.

Agents' Commission (based on Principal Amounts placed) as follows:

         Banc of America Securities LLC                    $68,750
         J.P. Morgan Securities Inc.                       $68,750
         KeyBanc Capital Markets Inc.                      $68,750

Net proceeds to issuer (before expenses):   $32,793,750

Additional Terms: None

THE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAVE ANY OF THESE ORGANIZATIONS DETERMINED THAT THIS PRICING SUPPLEMENT OR THE APPLICABLE PROSPECTUS SUPPLEMENT OR PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.